FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	James J. Landy President & CEO (914) 771-3230
Stephen R. Brown Sr. EVP& CFO (914) 771-3212

John P. Cahill, former Chief of Staff to Governor George Pataki,
Joins Hudson Valley Holding Corp. as a Director

YONKERS, N.Y. — March 1, 2011 – William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. (NASDAQ:HUVL) , has announced the appointment of John P. Cahill, former Secretary and Chief of Staff to Governor George E. Pataki, as a Director of the Yonkers-based company.

After a distinguished career in the public sector, Mr. Cahill is currently Counsel to the law firm of Chadbourne and Parke, LLP, where he concentrates on energy and environmental issues and heads the firm’s climate change Practice Group. He is also co-founder of the Pataki-Cahill Group, a strategic consulting firm that focuses on the economic and policy implications of domestic energy needs.

Mr. Cahill first joined the Pataki Administration in 1995 as General Counsel to the New York State Department of Environmental Conservation (DEC), the agency responsible for the state’s natural resources. Two years later, he was appointed Commissioner of the DEC and also served as Chairman of the Environmental Facilities Corporation, the public authority responsible for investing in public infrastructure related to environmental protection. He left the DEC in 2001 to serve as Senior Policy Advisor to Governor Pataki and in 2002, he was named Governor Pataki’s Chief of Staff, the highest appointed position in the state. During his tenure with the Governor, Mr. Cahill helped coordinate the State’s response to the aftermath of the September 11, 2001, attacks on the World Trade Center, including rebuilding the site.

A graduate of Fordham University, Mr. Cahill holds both a Juris Doctor and a Master’s degree in Environmental Law from Pace University School of Law. Prior to joining the DEC, he was a partner in the New York City law firm of Plunkett & Jaffe, P.C. specializing in environmental and municipal issues.

“John obviously brings a wealth of knowledge and experience to our Board,” Mr. Griffin noted in announcing the appointment. “We expect that his active involvement, advice and counsel will be extremely valuable to us as we continue to grow the Bank and Company. We are pleased to have him as a Director and we look forward to working with him.”

With the appointment of Mr. Cahill, the Company’s Board approved the increase in the size of the Board from 11 to 12 directors.

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About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based bank with more than $2.6 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2010. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports of Form 10-Q include, but are not limited to, statements regarding:

•	further increases in our non-performing loans and allowance for loan losses;

•	our ability to manage our commercial real estate portfolio;

•	the future performance of our investment portfolio;

•	our opportunities for growth, our plans for expansion (including opening new branches) and the competition we face in attracting and retaining customers;

•	economic conditions generally and in our market area in particular, which may affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our ability to manage interest rate risk;

•	the regulatory environment in which we operate, our regulatory compliance and future regulatory requirements;

•	our intention and ability to maintain regulatory capital above the levels required by the Office of the Comptroller of the Currency, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action affecting us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	our ability to raise additional capital in the future;

•	potential liabilities under federal and state environmental laws; and

•	limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.